UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CONCERT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Concert Pharmaceuticals, Inc.

99 Hayden Avenue, Suite 500

Lexington, MA 02421

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held June 11, 2015

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Concert Pharmaceuticals, Inc., which is scheduled to be held on Thursday, June 11, 2015 at 8:30 a.m. Eastern Time, at our offices located at 99 Hayden Avenue, Suite 500, Lexington, MA 02421.

Only stockholders who owned common stock at the close of business on April 13, 2015 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

1. Election of three Class I Directors to our Board of Directors, to serve until the 2018 Annual Meeting of Stockholders;

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3. Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You can find more information, including the nominees for directors, in the attached Proxy Statement. The Board of Directors recommends that you vote in favor of each of proposals one and two as outlined in the attached Proxy Statement.

We invite all stockholders to attend the Annual Meeting in person. Stockholders of record at the close of business on April 13, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. You may obtain directions to the location of the Annual Meeting by calling our Investor Relations Department at 781-860-0045. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote your shares on the Internet by visiting http://proxyvote.com or by telephone by calling 800-690-6903 and following the recorded instructions. Your vote is important regardless of the number of shares you own. If you send in your proxy card or vote by telephone or the Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By order of the Board of Directors,

/s/ Roger D. Tung
Roger D. Tung, Ph.D.
President and Chief Executive Officer

Lexington, Massachusetts

April 20, 2015

Concert Pharmaceuticals, Inc.

Proxy Statement

Proxy Statement	1
Important Information About the Annual Meeting and Voting	2
Proposal No. 1—Election of Class I Directors	5
Corporate Governance	10
Executive Officers	19
Executive Compensation	20
Certain Relationships and Related Person Transactions	26
Proposal No. 2—Ratification of the Appointment of Ernst & Young LLP as Concert’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015	29
Principal Stockholders	31
Section 16(a) Beneficial Ownership Reporting Compliance	34
Report of the Audit Committee	35
Householding	36
Stockholder Proposals	36
Other Matters	37

CONCERT PHARMACEUTICALS, INC.

99 Hayden Avenue, Suite 500

Lexington, MA 02421

781-860-0045

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held June 11, 2015

This proxy statement and the enclosed proxy card contain information about the 2015 Annual Meeting of Stockholders of Concert Pharmaceuticals, Inc. (the “Annual Meeting”) to be held on Thursday, June 11, 2015 at 8:30 a.m. Eastern Time, at our offices located at 99 Hayden Avenue, Suite 500, Lexington, MA 02421. The Board of Directors of Concert Pharmaceuticals, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Concert,” “our,” “we” or “us” refers to Concert Pharmaceuticals, Inc. and its subsidiary.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board of Directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2014 and this proxy statement and proxy card are first being mailed to stockholders on or about April 27, 2015.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 11, 2015:

This proxy statement and our 2014 Annual Report to Stockholders are available for viewing, printing and downloading at http://ir.concertpharma.com/annuals-proxies.cfm.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, MA 02421. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available on the SEC’s website at http://www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	Election of three directors to our Board of Directors, to serve as Class I Directors until the 2018 Annual Meeting of Stockholders;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	Transaction of any other business properly brought before the 2015 Annual Meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first two items noted above.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote:

FOR the election of the nominees to serve as Class I Directors on our Board of Directors for a three-year term; and

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card or voting instruction card and Concert’s 2014 Annual Report on Form 10-K, are being mailed to stockholders on or about April 27, 2015. These materials are also available for viewing, printing and downloading on the Internet at http://ir.concertpharma.com/annuals-proxies.cfm.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on the record date of April 13, 2015 are entitled to receive notice of the Annual Meeting and to vote the shares of Concert common stock that they held on that date. As of April 13, 2015, there were 21,705,004 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a “stockholder of record” of those shares. In this case, your set of proxy materials has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of Concert common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

•	By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card. You will need to have the proxy card in hand when you call. If you choose to vote by telephone, you do not have to return the proxy card.

•	Via the Internet. You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card. You will need to have the proxy card in hand when you access the website. If you choose to vote via the Internet, you do not have to return the proxy card.

•	By Mail. You may vote by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

•	In Person at the Annual Meeting. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 1:00 a.m. Eastern Time on June 11, 2015, and mailed proxy cards must be received by June 10, 2015 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Ballot Measures Considered “Routine” and “Non-Routine”

The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.

The ratification of the appointment of Ernst & Young LLP as Concert’s independent registered public accounting firm for 2015 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally exercise discretionary authority and vote on routine matters. If they exercise this discretionary authority, no broker non-votes are expected to exist in connection with Proposal No. 2.

Votes Required to Elect Directors and Ratify Appointment of Ernst & Young LLP

To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1).

The ratification of the appointment of Ernst & Young LLP as Concert’s independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 2).

Abstentions and broker non-votes will not be counted as votes cast on any of the proposals.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of a director, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•	by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS

Our Board of Directors is divided into three classes, with one class of our directors standing for election each year, for a three-year term. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the Board of Directors by appointment. The members of the classes are divided as follows:

•	the Class I Directors are Peter Barton Hutt, Wilfred E. Jaeger and Roger D. Tung and their term expires at the 2015 Annual Meeting;

•	the Class II Directors are Ronald W. Barrett, John G. Freund and Wendell Wierenga and their term will expire at the Annual Meeting of Stockholders to be held in 2016, with the exception of Dr. Freund who provided notice of his resignation from our Board of Directors effective as of the close of business on June 11, 2015; and

•	the Class III Directors are Richard H. Aldrich, Thomas G. Auchincloss, Jr. and Helmut M. Schühsler and their term will expire at the Annual Meeting of Stockholders to be held in 2017.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board of Directors. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.

Our Board of Directors, on the recommendation of our nominating and corporate governance committee, has nominated Peter Barton Hutt, Wilfred E. Jaeger and Roger D. Tung for re-election as Class I Directors at the Annual Meeting. Each director that is elected at the Annual Meeting will be elected to serve for a three year term that will expire at our Annual Meeting of Stockholders in 2018.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Hutt, Dr. Jaeger and Dr. Tung or, in the event that any of these candidates is not a candidate or is unable to serve as a director at the time of election (which is not currently expected), for any nominee who is designated by our Board of Directors to fill the vacancy.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape and adherence to high ethical standards. Certain individual skills and qualifications of our directors, which we believe contribute to the effectiveness of the Board of Directors as a whole, are described in the paragraph below.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2018 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Concert Pharmaceuticals, Inc.
Peter Barton Hutt	80	Director
Wilfred E. Jaeger	59	Director
Roger D. Tung	55	President, Chief Executive Officer and Director

Peter Barton Hutt has served as a member of our Board of Directors since December 2006. Mr. Hutt has practiced law at Covington & Burling LLP, specializing in food and drug law, since 1960 (except for the period from 1971 to 1975) and currently serves as senior counsel. From 1971 to 1975, he was Chief Counsel for the Food and Drug Administration. Mr. Hutt is a member of the board of directors of Flex Pharma, Inc., BIND Therapeutics, Inc., DBV Technologies SA, Q Therapeutics, Inc. and Xoma Ltd., each of which is a public biotechnology company, as well as numerous private companies. During the last five years, Mr. Hutt also served as a member of the board of directors of Celera Genomics, a public biotechnology company that was acquired by Quest Diagnostics, Inc. in 2011, CV Therapeutics, Inc., a public biotechnology company that was acquired by Gilead Sciences, Inc. in 2009, Ista Pharmaceuticals, Inc., a public pharmaceuticals company that was acquired by Bausch & Lomb Inc. in 2012, and Momenta Pharmaceuticals, Inc., a public pharmaceutical company. Mr. Hutt received a B.A. from Yale University, an LL.B. from Harvard Law School and an LL.M. from New York University School of Law. We believe Mr. Hutt’s extensive knowledge of regulatory and legal issues related to drug development and his service on numerous boards of directors allows him to be a key contributor to our Board of Directors.

Wilfred E. Jaeger, M.D. has served as a member of our Board of Directors since May 2006. Dr. Jaeger co-founded Three Arch Partners, a venture capital firm, in 1993 and has served as a Partner since that time. Prior to co-founding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. He is also a member of the board of directors of Threshold Pharmaceuticals, Inc., a public pharmaceutical company, as well as numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, his M.D. from the University of British Columbia School of Medicine and an M.B.A. from Stanford University. We believe that Dr. Jaeger’s financial and medical knowledge and experience allows him to be a key contributor to our Board of Directors.

Roger D. Tung, Ph.D. is our co-founder and has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2006. Before Concert, Dr. Tung was a founding scientist at Vertex, a pharmaceutical company, where he was employed from 1989 to 2005, most recently as its Vice President of Drug Discovery. Prior to Vertex, he held various positions at Merck, Sharp & Dohme Research Laboratories, a global healthcare provider, and The Squibb Institute for Medicinal Chemistry. Dr. Tung received a B.A. in Chemistry from Reed College and a Ph.D. in Medicinal Chemistry at the University of Wisconsin-Madison. We believe that Dr. Tung’s detailed knowledge of our company and his 29 year career in the global pharmaceutical and biotechnology industries, including his roles at Vertex, provide a critical contribution to our Board of Directors.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF PETER BARTON HUTT, WILFRED E. JAEGER AND ROGER D. TUNG.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2016 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Concert Pharmaceuticals, Inc.
Ronald W. Barrett	59	Director
John G. Freund(1)	61	Director
Wendell Wierenga	67	Director

(1)	Dr. Freund has provided notice of his resignation from our Board of Directors effective upon the close of business on June 11, 2015. Following Dr. Freund’s resignation, there will be a vacancy on the Board. Our nominating and corporate governance committee and Board of Directors intend to seek a replacement to fill the vacancy created by Dr. Freund’s resignation to begin service on our Board of Directors and audit committee sometime following the Annual Meeting.

Ronald W. Barrett, Ph.D. has served as a member of our Board of Directors since December 2007. Dr. Barrett is a founder of XenoPort, Inc., a public biopharmaceutical company, and has served as its Chief Executive Officer since 2001, its Chief Scientific Officer from 1999 to 2001 and as a member of its board of directors since 1999. Prior to XenoPort, Dr. Barrett held various positions at Affymax Research Institute, a drug discovery company now owned by GlaxoSmithKline plc, and Abbott Laboratories, a healthcare company. Dr. Barrett received a B.S. from Bucknell University and a Ph.D. in pharmacology from Rutgers University. We believe that Dr. Barrett’s industry and board experience, including his experience as the chief executive officer of a publicly traded biopharmaceutical company, makes him a key contributor to our Board of Directors.

John G. Freund, M.D. has served as a member of our Board of Directors since December 2013. Dr. Freund co-founded Skyline Ventures in 1997 and has served as a partner at Skyline since its founding. Prior to joining Skyline, Dr. Freund served as managing director in the private equity group of Chancellor Capital Management, a private capital investment firm. In 1995, he co-founded Intuitive Surgical, a medical device company, and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation, a maker of ultrasound equipment that is now part of Siemens, most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund worked at Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund was a general partner at Morgan Stanley & Co., an investment banking company, where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. He has served on the board of directors of XenoPort, Inc., a publicly traded biopharmaceutical company, since 1999, Tetraphase Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, since 2012, and Proteon Therapeutics Inc., a publicly traded biotechnology company, since 2014. Dr. Freund also serves on the board of directors of a number of private companies. He also previously served on the board of directors of Map Pharmaceuticals, a biopharmaceutical company, Hansen Medical, a medical device company, LJL Biosystems a life sciences instrumentation company, and Mako Surgical Corp., a medical device company. Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative, and is a member of the Therapeutics Advisory Council of Harvard Medical School. Dr. Freund received a B.A. in history from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. We believe that Dr. Freund’s extensive finance and investment experience, his experience as an executive and his service on the board of directors of numerous public and privately held companies allows him to be a key contributor to our Board of Directors. Dr. Freund has provided notice of his resignation from our Board of Directors effective as of the close of business on June 11, 2015.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since March 2014. From June 2011 to February 2014, Dr. Wierenga worked as Executive Vice President, Research and Development of Santarus, Inc., a public biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014. From 2007 to May 2011, Dr. Wierenga served as Executive Vice President, Research and Development of Ambit Biosciences Corporation, a biopharmaceutical company engaged in the discovery and development of small-molecule kinase inhibitors. From 2003 to 2007, he served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc., a biopharmaceutical company developing therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases. From 2000 to 2003, Dr. Wierenga served as the Chief Executive Officer of Syrrx, Inc., biotechnology company focused on small-molecule drug compounds. Prior to joining Syrrx, from 1990 to 2000, he was senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis, a division of Warner Lambert Co., a pharmaceutical company that was acquired by Pfizer Inc. in 2000. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co., later Pharmacia & Upjohn, Inc., a pharmaceutical and biotechnology company, for 16 years in various positions, most recently as executive director of discovery research. Pfizer acquired Pharmacia & Upjohn, then named Pharmacia Corp., in 2002. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University. Dr. Wierenga is a member of the boards of directors of Anacor Pharmaceuticals, Inc., Apricus Biosciences, Inc., Cytokinetics, Incorporated, Ocera Therapeutics, Inc. and XenoPort, Inc., which are publicly traded biopharmaceutical companies. During the last five years, Dr. Wierenga also served as a member of the boards of directors of Onyx Pharmaceuticals, Inc., a public biopharmaceutical company that was acquired by Amgen in 2013. We believe that Dr. Wierenga’s extensive experience in biopharmaceutical research and development and his service on the boards of directors of several public biopharmaceutical companies allows him to be a key contributor to our Board of Directors.

Term Expiring at the 2017 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Concert Pharmaceuticals, Inc.
Richard H. Aldrich	60	Director
Thomas G. Auchincloss, Jr.	53	Director
Helmut M. Schühsler	55	Director

Richard H. Aldrich is our co-founder and has served as a member of our Board of Directors and as Chairman of our Board of Directors since May 2006. Mr. Aldrich is a co-founder and has been a Partner of Longwood Fund, a venture capital firm, since December 2010. Mr. Aldrich founded RA Capital Management LLC, a hedge fund, in 2001 and served as a Managing Member from 2001 to 2008 and as a Co-Founding Member from 2008 until 2011. Mr. Aldrich has co-founded and helped to build several biotechnology companies including Sirtris Pharmaceuticals, Inc., (acquired by GlaxoSmithKline in 2008), Alnara Pharmaceuticals, Inc. (acquired by Eli Lilly in 2010), Verastem, Inc., OvaScience, Inc. and FlexPharma. Mr. Aldrich was also a founding employee of Vertex Pharmaceuticals Inc, where he held the position of Senior Vice President and Chief Business Officer and managed all commercial and operating functions from 1989 to 2001. Prior to joining Vertex, Mr. Aldrich held several management positions at Biogen, Inc. Mr. Aldrich serves on the board of directors of OvaScience, Inc., a public life sciences company where he serves as Chairman of the board, and PTC Therapeutics, Inc., a public biopharmaceutical company, Mitobridge, Inc., a private biopharmaceutical company and Colorescience, Inc., a private skincare company. Mr. Aldrich received his undergraduate degree from Boston College, and an M.B.A. from the Amos Tuck School at Dartmouth College. We believe Mr. Aldrich’s broad-based experience in business, including his leadership and board experience at life science companies, and his familiarity with our business as a co-founder of our company allows him to be a key contributor to our Board of Directors.

Thomas G. Auchincloss, Jr. has served as a member of our Board of Directors since December 2014. Since October 2013, Mr. Auchincloss has served as Managing Partner at Counterpoint Trading Company, LLC, a private investment firm. From May 2005 to August 2007, Mr. Auchincloss worked as Chief Financial Officer of Metabolix, Inc., a public biomaterials company. Prior to joining Metabolix, Mr. Auchincloss served as a consultant with Metabolix, from April 2002 to May 2005, providing business development, financial and strategic consulting services. From 1994 to 2001, Mr. Auchincloss served in a variety of positions at Vertex Pharmaceuticals Incorporated, most recently as vice president, finance and treasurer. Mr. Auchincloss is trustee and Treasurer of Kieve Wavus Education, Inc., a not-for-profit camp and education organization. He also serves as an advisor to Capital Formation Group Inc., a family investment firm, and Acelium, a cyber-security company. Mr. Auchincloss received a B.S. in Business Administration from Babson College and an M.B.A. in Finance from the Wharton School. We believe that Mr. Auchincloss’ financial and industry experience, including his experience as the chief financial officer of a publicly traded biomaterials company, makes him a key contributor to our Board of Directors.

Helmut M. Schühsler, Ph.D. has served as a member of our Board of Directors since September 2011. Dr. Schühsler has worked for TVM Capital, a group of life science venture capital and healthcare private equity firms, since 1990 and currently serves as its Chairman and Managing Partner. During 2007 and 2008, Dr. Schühsler also served as Chairman of the European Private Equity and Venture Capital Association. Dr. Schühsler currently serves as a member of the board of Enanta Pharmaceuticals, Inc., a public pharmaceutical company, several other healthcare growth companies and Max Planck Innovation, the technology transfer organization of the German Max Planck Society. For several years he was a member of the Selection Committee for the Technology Pioneers program. Prior to joining TVM Capital, Dr. Schühsler worked for Horizonte Venture Management, a venture capital firm, and was an assistant professor for corporate finance at the Institute for Advanced Studies in Vienna. Dr. Schühsler received a Ph.D. in the Social and Economic Sciences from the University of Economics in Vienna. We believe that Dr. Schühsler’s business and financial experience as a director and investor in several companies in our industry allows him to be a key contributor to our Board of Directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Concert Pharmaceuticals, Inc. is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, and corporate governance guidelines and charters for our audit committee, our compensation committee, and our nominating and governance committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the “Corporate Governance” page of the “Investors” section of our website, www.concertpharma.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or NASDAQ listing standards. We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, MA 02421, Attention: Investor Relations.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s Board of Directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members also satisfy heightened independence requirements contained in the NASDAQ Listing Rules as well as Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

When determining the independence of the members of our compensation committee under the heightened independence requirements contained in the NASDAQ Listing Rules and Rule 10C-1, our Board of Directors is required to consider all factors specifically relevant to determining whether a director has a relationship with us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of that director, including any consulting, advisory or other compensatory fee paid by us to that director; and (2) whether that director is affiliated with our company, a subsidiary of our company or an affiliate of a subsidiary of our company.

Our Board of Directors has reviewed the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exception of Dr. Tung, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board of Directors also determined that Mr. Auchincloss, Dr. Freund and Dr. Jaeger, who comprise our audit committee, and Mr. Aldrich, Dr. Barrett and Dr. Jaeger, who comprise our compensation committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Freund has provided notice of his resignation from our Board of Directors effective as of the close of business on June 11, 2015. Following Dr. Freund’s resignation, there will be a vacancy on the Board and the audit committee. Our nominating and corporate governance committee and Board of Directors intend to seek a replacement to fill the vacancy created by Dr. Freund’s resignation to begin service on our Board of Directors and audit committee sometime following the Annual Meeting.

Board Leadership Structure

Our Board of Directors is currently chaired by Mr. Aldrich, an independent director, who possesses an in-depth knowledge of our issues, opportunities and challenges. We believe he is the person best positioned to ensure our Board of Directors’ time and attention is focused on the most critical matters.

The Board’s Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

Our Board of Directors met seven times during our fiscal year 2014, including telephonic meetings. During the year, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our Board of Directors. A copy of each charter can be found on the “Corporate Governance” page of the “Investors” section of our website at www.concertpharma.com.

Audit Committee

The members of our audit committee are Mr. Auchincloss, Dr. Freund and Dr. Jaeger. Mr. Auchincloss is the chair of the audit committee. Our Board of Directors has determined that each of Mr. Auchincloss and Dr. Jaeger qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Listing Rules. In making this determination, our board has considered the formal education and nature and scope of each such director’s previous experience, coupled with past and present service on various audit committees. Our audit committee assists our Board of Directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met eight times during fiscal year 2014, including telephonic meetings. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function, if any;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

We believe that the composition of our audit committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our board of directors has determined that Mr. Auchincloss, Dr. Freund and Dr. Jaeger are independent as independence is currently defined in applicable NASDAQ listing standards. Dr. Freund has provided notice of his resignation from our Board of Directors effective upon the close of business on June 11, 2015. Following Dr. Freund’s resignation, there will be a vacancy on the Board and the audit committee. Our nominating and corporate governance committee and Board of Directors intend to seek a replacement to fill the vacancy created by Dr. Freund’s resignation to begin service on our Board of Directors and audit committee sometime following the Annual Meeting.

Compensation Committee

The members of our compensation committee are Mr. Aldrich, Mr. Barrett and Dr. Jaeger. Mr. Barrett is the chair of the compensation committee. Our compensation committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee met seven times during fiscal year 2014. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis”, when applicable; and

•	preparing the compensation committee report required by SEC rules, if applicable.

We believe that the composition of our compensation committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our Board of Directors has determined that Mr. Aldrich, Mr. Barrett and Dr. Jaeger are independent as independence is currently defined in applicable NASDAQ listing standards.

The compensation committee engaged Radford, an AON Hewitt company, during the fiscal year ended December 31, 2014. During the fiscal year ended December 31, 2014, Radford assisted the committee in conducting a competitive compensation assessment for our executive officers for the fiscal year ended December 31, 2014. In evaluating the total compensation of our executive officers, the compensation committee, with the assistance of Radford, established a peer group of 18 publicly traded companies in the biopharmaceutical industry that was selected based on companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours.

The peer group for our executive compensation benchmarking is approved by the compensation committee and based on these criteria our peer group for 2014 was comprised of the following companies:

Achillion Pharmaceuticals, Inc.	Cytokinetics, Inc.	Occera Therapeutics, Inc.

Ambit Biosciences Corporation	Fate Therapeutics, Inc.	Targacept, Inc.

Athersys, Inc.	Genocea Biosciences, Inc.	Tetralogic Pharmaceuticals Corporation

BIND Therapeutics, Inc.	Geron Corporation	Trevena, Inc.

bluebird bio, Inc.	GlycoMimetics, Inc.	Xencor, Inc.

Conatus Pharmaceuticals Inc.	KaloBios Pharmaceuticals, Inc.	Ziopharm Oncology, Inc.

Radford then supplemented the peer group proxy information with published survey data which provided a broader market representation of companies and deeper position reporting.

Historically, the compensation committee has made, or has recommended that the independent members of the Board make, most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The compensation committee is responsible for making determinations regarding compensation of employees at the level of vice president or above, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and high performers and making material changes to benefits offered to our employees.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Mr. Aldrich, Mr. Hutt and Dr. Wierenga. Mr. Aldrich is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee did not meet during fiscal year 2014. However, the nominating and corporate governance committee will begin to meet quarterly beginning in March 2015. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our Board of Directors;

•	reviewing and making recommendations to our board with respect to management success planning;

•	developing and recommending corporate governance principles to the board; and

•	overseeing periodic evaluations of the board.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our Board of Directors has determined that Mr. Aldrich, Mr. Hutt and Dr. Wierenga are independent as independence is currently defined in applicable NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

For 2014, the members of our compensation committee were Mr. Aldrich, Mr. Barrett and Dr. Jaeger, each of whom is an independent director. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 31, 2014.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted on our website, www.concertpharma.com, a current copy of the code and all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board of Directors, and recommending the persons to be nominated for election as directors.

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	reputation for personal and professional integrity, honesty and adherence to high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of our company;

•	strong finance experience;

•	commitment to understand our company and its industry;

•	interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a Board of Directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the Board of Directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the Board of Directors. The committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of our company and its stockholders. The committee further believes it is appropriate for at least one member of our Board of Directors to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board of Directors be independent as required under the NASDAQ qualification standards. The committee believes it is appropriate for our chief executive officer to serve as a member of our Board of Directors. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for Board of Director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria above. The committee generally inquires of our Board of Directors and members of management for their recommendations. The committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of suggested candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our Board of Directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify Board of Director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2015 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.” Such submissions must state the nominee’s name, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. As a public company, we did not hold an annual meeting of stockholders for 2014.

Communications with Our Board of Directors

Stockholders seeking to communicate with our Board of Directors should submit their written comments to Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, MA 02421, Attention: Corporate Secretary. The corporate secretary will forward such communications to each member of our Board of Directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Director Compensation

During 2014, we did not provide any cash compensation to Dr. Tung, our Chief Executive Officer, for his service as a director. Dr. Tung’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

In December 2013, our Board of Directors approved a director compensation program which became effective upon the closing of our initial public offering in February 2014. Under this director compensation program, we pay our non-employee directors a cash retainer for service on the Board of Directors and for service on each committee on which the director is a member. The Chairman of the Board of Directors and each committee receives higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board of Directors. The fees paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$30,000	$60,000
Audit Committee	7,500	15,000
Compensation Committee	5,000	10,000
Nominating and Corporate Governance Committee	3,000	7,000

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.

In addition, under our director compensation program, each new non-employee director elected to our Board of Directors receives an option to purchase 25,000 shares of our common stock. Each of these options will vest in equal quarterly installments over a three-year period measured from the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of our company. Further, on the date of the first board meeting held after each annual meeting of stockholders, each non-employee director that has served on our Board of Directors for at least six months will receive an option to purchase 10,000 shares of our common stock. Each of these options will vest in equal quarterly installments over a one-year period measured from the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of our company. The exercise price of these options will equal the fair market value of our common stock on the date of grant.

This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Prior to our IPO in February 2014, we did not have a formal non-employee director compensation policy, however, we provided compensation for board service to Richard H. Aldrich, Ronald W. Barrett and Peter Barton Hutt in the form of an annual cash retainer and an equity stock option grant. Mr. Hutt received additional cash compensation for his service on a company product advisory committee. None of our other non-employee directors received any compensation prior to our IPO, though we reimbursed our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

In accordance with our director compensation program, we granted options to purchase 25,000 shares of our common stock to each of Wendell Wierenga and Thomas G. Auchincloss, Jr., in March 2014 and December 2014, respectively, in connection with their appointments to our Board of Directors. We did not grant any other equity-based awards to our non-employee directors during 2014.

The compensation of our non-employee directors prior to our IPO was established through arm’s length negotiation, taking into account the responsibilities of each director and the director’s qualifications and prior experience and industry data for such positions. This compensation was approved by our compensation committee.

The following table sets forth information regarding compensation earned by our non-employee directors during 2014.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Richard H. Aldrich	70,590	—	70,590
Thomas G. Auchincloss, Jr.	897	184,893	185,790
Ronald W. Barrett, Ph.D.	38,825	—	38,825
John G. Freund, M.D.(2)	33,094	—	33,094
Peter Barton Hutt	32,648	—	32,648
Wilfred E. Jaeger, M.D.	37,506	—	37,506
Helmut M. Schühsler, Ph.D.	39,712	—	39,712
Wendell Wierenga, Ph.D.	26,400	217,428	243,828

(1)	The amounts included in the “Option awards” column reflect the aggregate grant date fair value of awards granted during 2014 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K previously filed with the SEC. As of December 31, 2014:

•	Mr. Aldrich held stock options to purchase 21,236 shares of common stock in the aggregate, which were vested in full;

•	Dr. Barrett held stock options to purchase 31,855 shares of common stock in the aggregate, which were vested in full;

•	Mr. Hutt held stock options to purchase 36,279 shares of common stock in the aggregate, which were vested in full;

•	Dr. Wierenga held a stock option to purchase 25,000 shares of common stock, which was vested as to 6,250 shares, with the remaining shares scheduled to vest in equal quarterly installments from March 13, 2015 to March 13, 2017; and

•	Mr. Auchincloss held a stock option to purchase 25,000 shares of common stock, which was scheduled to vest in equal quarterly installments over a three-year period through and including December 11, 2017.

(2)	Dr. Freund has provided notice of his resignation from our Board of Directors effective as of the close of business on June 11, 2015.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 13, 2015:

Name	Age	Position(s)
Roger D. Tung, Ph. D.	55	President and Chief Executive Officer, Director
Nancy Stuart	57	Chief Operating Officer
James V. Cassella	60	Chief Development Officer
Ryan Daws	41	Chief Financial Officer
Ian Robert Silverman, J.D., Ph. D.	62	Senior Vice President and General Counsel

The biography of Dr. Tung can be found under “Proposal No. 1: Election of Class I Directors.”

Nancy Stuart has served as our Chief Operating Officer since October 2007 and was our Senior Vice President, Corporate Strategy and Operations from July 2006 to October 2007. Prior to joining Concert, Ms. Stuart held various business operations and business development positions at Amgen Inc., a biopharmaceutical company, Kinetix Pharmaceuticals, Inc., a pharmaceutical company subsequently acquired by Amgen, Scion Pharmaceuticals, Inc., a pharmaceutical company, Vertex and Genzyme Corporation, a biotechnology company subsequently acquired by Sanofi S.A. Ms. Stuart holds a B.S. from the University of Michigan, and an M.B.A. from the Simmons College Graduate School of Management.

James V. Cassella has served as our Senior Vice President and Chief Development Officer since February 2015. Prior to joining Concert, Dr. Cassella served as Executive Vice President, Research and Development and Chief Scientific Officer of Alexza Pharmaceuticals from July 2012 to January 2015 and served as its Senior Vice President, Research and Development from June 2004 to July 2012. From April 1989 to April 2004, Dr. Cassella held various management positions at Neurogen Corporation, a publicly traded biotechnology company. Prior to Neurogen, Dr. Cassella was Assistant Professor of Neuroscience at Oberlin College. Dr. Cassella received a Ph.D. in physiological psychology from Dartmouth College, completed a postdoctoral fellowship in the Department of Psychiatry at the Yale University School of Medicine and received a B.A. in psychology from the University of New Haven.

Ryan Daws has served as our Chief Financial Officer since January 2014. Prior to joining Concert, Mr. Daws served as an independent consultant from June 2013 to January 2014, including an engagement with Concert from September 2013 to January 2014. Mr. Daws served as a Director in the Healthcare Investment Banking Group at Stifel, Nicolaus & Company, Inc., a financial services company, from September 2010 to June 2013. From March 1999 to June 2010, he served in positions of increasing responsibility within the Healthcare Investment Banking Group of Cowen and Company, LLC, a financial services firm. Mr. Daws holds a B.S. in Finance and Organizational Management from the University of South Carolina and an International M.B.A. from the University of South Carolina’s Moore School of Business.

Ian Robert Silverman, J.D., Ph.D. has served as our Senior Vice President and General Counsel since December 2010 and prior to that was our Vice President and General Counsel from January 2007 to December 2010. Prior to joining Concert, he served in various legal related roles at Millennium Pharmaceuticals, Inc., a pharmaceutical company, Vertex and FMC Corporation, a chemical manufacturing company. Dr. Silverman received his J.D. from Rutgers-Camden Law School, a Ph.D. in organic chemistry from the University of New Mexico and a B.A. from Lehigh University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned in 2014 and 2013 by our President and Chief Executive Officer and our next two highest paid executive officers. We refer to these individuals as our named executive officers.

Name	Year	Salary ($)	Bonus ($)		Option awards ($)(1)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Roger D. Tung, Ph.D.	2014	409,565	—		1,210,956	189,095	(2)	9,606		1,819,222
President and Chief Executive Officer	2013	373,171	—		—	212,211	(3)	8,178		593,560

Nancy Stuart	2014	329,741	—		595,650	106,514	(2)	9,606		1,041,511
Chief Operating Officer	2013	300,054	—		—	127,901	(3)	8,178		436,133

Ryan Daws	2014	282,358	97,000	(4)	1,389,273	88,647	(2)	47,224	(5)	1,904,502
Chief Financial Officer

(1)	The amounts included in the “Option awards” column reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K previously filed with the SEC.
(2)	Consists of a cash bonus paid under our 2014 executive bonus program that was earned as of the end of 2014. See the “—Narrative disclosure to summary compensation table” described below for a description of this program.
(3)	Consists of a cash bonus paid under our 2013 executive bonus program that was earned as of the end of 2013 and a cash bonus under our 2012 executive bonus program that became payable during 2013 as the result of the satisfaction of a contingency during 2013.
(4)	Amount shown represents a sign-on bonus paid in connection with Mr. Daws’ commencement of employment with us in January 2014.
(5)	Amount includes $29,417 paid to Mr. Daws in 2014 in connection with relocation and temporary living expense reimbursements.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our compensation committee determines our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. The compensation committee, without the applicable members of management present, discusses management’s recommendations and ultimately approves the compensation of our executive officers. During 2014, our compensation committee engaged Radford, as its independent compensation consultant, to review our executive compensation peer group and program design and assess our executives’ compensation relative to comparable companies. Our compensation committee considered the relationship that Radford has with us, the members of our Board of Directors and our executive officers. Based on the committee’s evaluation, the compensation committee has determined that Radford is serving as an independent and conflict-free advisor to the committee.

Base salary. In 2014, we paid annual base salaries to Dr. Tung, Ms. Stuart and Mr. Daws in the amounts of $409,565, $329,741 and $282,358, respectively. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Annual bonus. The compensation committee of our Board of Directors may, in its discretion, award bonuses to our named executive officers from time to time. We typically establish annual bonus targets based around a set of specified corporate goals for our named executive officers and conduct an annual performance review to determine the attainment of such goals. Our management may propose bonus awards to the compensation committee of the board or the board primarily based on such review process. Our compensation committee makes the final determination of the eligibility requirements for and the amount of such bonus awards. With respect to 2014, we awarded and paid bonuses of $189,095 to Dr. Tung, $106,514 to Ms. Stuart and $88,647 to Mr. Daws, in each case as determined by our compensation committee based on our achievement of company goals, with such amounts representing 87% of their respective bonus targets.

Equity incentives. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, we typically grant stock option awards at the start of employment to each executive officer and our other employees and our compensation committee and Board of Directors periodically review the equity incentive compensation of our named executive officers and other employees and from time to time may grant equity incentive awards to them in the form of stock options.

We award our stock options on the date our Board of Directors or compensation committee approves the grant. We set the option exercise price and grant date fair value based on our per-share estimated valuation on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option grants to our executives and other employees typically vest 25% on the first anniversary of grant or, if earlier, the initial employment date and 6.25% per quarter thereafter, through the fourth anniversary of the vesting commencement date, and have a term of 10 years from the grant date. In June 2014, our compensation committee granted options to purchase 203,300, 100,000 and 50,000 shares of our common stock to Dr. Tung, Ms. Stuart and Mr. Daws, respectively, as part of a review of their overall compensation. In addition, upon the closing of our initial public offering, or IPO, in February 2014, Mr. Daws received an option to purchase 123,893 shares of our common stock that had been approved by our Board of Directors in connection with his initial hire in January 2014. In 2013, we did not grant equity awards to any of our named executive officers.

Outstanding Equity Awards at 2014 Fiscal Year End Table

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2014.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Roger D. Tung, Ph.D.	28,495		—		1.13	12/11/2017
	53,097		—		4.58	12/19/2018
	38,052		—		4.41	12/10/2019
	29,202		—		3.79	12/14/2020
	29,867	(1)	9,955	(1)	3.50	12/15/2021
	—		203,300	(2)	8.40	6/10/2024

Nancy Stuart	69,646		—		0.57	8/30/2016
	35,398		—		1.13	12/11/2017
	53,097		—		4.58	12/19/2018
	34,512		—		4.41	12/10/2019
	21,238		—		3.79	12/14/2020
	16,592	(1)	5,530	(1)	3.50	12/15/2021
	—		100,000	(2)	8.40	6/10/2024

Ryan Daws	—		123,893	(3)	14.09	2/19/2024
	—		50,000	(2)	8.40	6/10/2024

(1)	This option vested as to 6.25% of the shares on March 15, 2012 and vests as to an additional 6.25% of the shares at the end of each successive three-month period through and including December 15, 2015.
(2)	This option vests as to 25% of the shares on June 10, 2015 and vests as to an additional 6.25% of the shares at the end of each successive three-month period through and including June 10, 2018.
(3)	This option vested as to 25% of the shares on January 20, 2015 and vests as to an additional 6.25% of the shares at the end of each successive three-month period through and including January 20, 2018.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,688,937	(1)	$6.04	1,135,954	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,688,937		$6.04	1,135,954

(1)	Consists of stock options outstanding as of December 31, 2014 under our Amended and Restated 2006 Stock Option and Grant Plan and our 2014 Stock Incentive Plan, which we refer to as the 2006 Plan and the 2014 Plan, respectively.

(2)	Consists of shares of common stock authorized under the 2014 Plan that remained available for grant under future awards as of December 31, 2014. This amount does not include an additional 729,363 shares that became available for issuance under the 2014 Plan on January 1, 2015 in accordance with the terms of the 2014 Plan. The number of shares available under the 2014 Plan is subject to further increase by (i) the number of shares of our common stock subject to outstanding awards under the 2006 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased and (ii) further annual increases, to be added on January 1 of each year, through 2024, in each case equal to the lowest of (a) 2,000,000 shares of our common stock, (b) 4% of the number of our outstanding shares on January 1 of each such fiscal year and (c) an amount determined by our Board of Directors.

Employment Agreements, Severance and Change in Control Arrangements

Employment agreements

We have entered into employment agreements with each of Dr. Tung, Ms. Stuart, Dr. Cassella, Mr. Daws and Dr. Silverman. The employment agreements confirm the executive officers’ titles, compensation arrangements, eligibility for benefits made available to employees generally and also provide for certain benefits upon termination of employment under specified conditions. Each named executive officer’s employment is at will.

Benefits provided upon termination without cause

Under the terms of the employment agreements we have entered into with each of Dr. Tung, Ms. Stuart, Mr. Daws, Dr. Silverman and Dr. Cassella, if an executive’s employment is terminated by us without cause and other than as a result of death or disability or by such executive officer for good reason, each as defined in such employment agreement, prior to a change of control, as defined in such employment agreement, and subject to the executive’s execution of a general release of potential claims against us, we will be obligated to (1) pay an amount equal to his or her then-current monthly base salary for a period of 15 months for Dr. Tung and 12 months for the other executives, any bonus that has been awarded to and earned by him or her but that has not been paid before termination, any base salary earned but not paid through the date of termination and any vacation time accrued but unused on the date of termination and (2) continue to provide medical and dental benefits to the extent that he or she was receiving them at the time of termination for up to 15 months for Dr. Tung and 12 months for the other executives, subject to certain legal restrictions.

Benefits provided upon a change of control

Under the terms of the employment agreements we have entered into with each of Dr. Tung, Ms. Stuart, Mr. Daws, Dr. Silverman and Dr. Cassella, if the executive’s employment is terminated by us or our successor without cause or by such executive officer for good reason, as defined in such employment agreement, within one year following a change of control, as defined in such employment agreement, and subject to the executive’s execution of a general release of potential claims against us, in addition to the severance benefits described above:

•	In the case of Dr. Tung, we will be obligated to pay an amount equal to his then-current monthly base salary for a period of 18 months rather than 15 months as described above.

•	We will be obligated to pay Dr. Tung an amount equal to 1.5 times his current target bonus and the other executives an amount equal to his or her target bonus, ratably in accordance with the severance payment.

•	If the change of control constitutes a change in our ownership or effective control, or a change in the ownership of a substantial portion of our assets, each within the meaning of Treasury Regulation Section 409A, or a 409A change of control event, we will be obligated to pay the severance payment and target bonus in a lump sum payment.

In addition, if a change of control, as defined in such employment agreement, occurs and within one year following such change of control we or our successor terminate the executive’s employment other than for cause, as defined in such employment agreement, or the executive’s employment ends on death or disability, or the executive terminates his or her employment for good reason, as defined in such employment agreement, all stock options held by the executive will immediately vest in full.

The following table summarizes the schedule of severance payments our named executive officers would receive, assuming a qualifying termination occurred on December 31, 2014

Name	Cash Severance ($)(1)	Bonus ($)(2)	COBRA Continuation ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Roger D. Tung
Termination without cause	543,375	—	30,017	—	573,392
Termination upon a change of control	652,050	326,025	36,020	1,097,994	2,112,089

Nancy Stuart
Termination without cause	349,800	—	22,176	—	371,976
Termination upon a change of control	349,800	122,430	22,176	546,305	1,040,711

Ryan Daws
Termination without cause	308,000	—	24,013	—	332,013
Termination upon a change of control	308,000	107,800	24,013	246,000	685,813

(1)	For termination without cause, this amount represents, in the case of Dr. Tung, 15 months base salary, and in the case of Ms. Stuart and Mr. Daws, 12 months of the executive’s base salary, each at the rate in effect immediately prior to the executive’s termination of employment.

In the event of a termination upon a change of control, this amount represents, in the case of Dr. Tung, 18 months base salary, and in the case of Ms. Stuart and Mr. Daws, 12 months of the executive’s base salary, each at the rate in effect immediately prior to the executive’s termination of employment.

(2)	The Company will pay any bonus that has been awarded to the individual and earned, but not yet paid on the date of termination of employment. In the event of a termination upon a change of control, amounts represent in the case of Dr. Tung, 150% of his target bonus for 2014, and in the case of Ms. Stuart and Mr. Daws, 100% of the executive’s target bonus for 2014.
(3)	This amount represents the Company-paid health coverage. In the case of Dr. Tung, the amounts represent 15 and 18 months payable following a termination without cause and a termination upon a change of control, respectively. With respect to Ms. Stuart and Mr. Daws, amounts represent 12 months of Company-paid health coverage.
(4)	The values of accelerated vesting of equity awards included in the table above are based on the intrinsic values of such unvested awards on December 31, 2014 (i.e. the difference between the closing price of the Company’s common stock on the NASDAQ Global Market on that date and the exercise price multiplied by the number of shares for which vesting would have been accelerated).

Other agreements

We have also entered into employee confidentiality, non-competition and proprietary information agreements with each of our named executive officers. Under the employee confidentiality, non-competition and proprietary information agreements, each named executive officer has agreed (1) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, (2) not to solicit our employees during his employment and for a period of one year after the termination of his or her employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his or her employment.

401(k) retirement plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2015, and have the amount of the reduction contributed to the 401(k) plan. Participants over the age of 50 are entitled to an additional catch-up contribution up to the statutorily prescribed limit, equal to $6,000 in 2015. Currently, we match 50% of employee contributions up to 6% of the employee’s salary, subject to the statutorily prescribed limit, equal to $7,950 in 2015. The match immediately vests in full.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2014 to which we have been a party, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Severance and Change in Control Agreements

See the “EXECUTIVE COMPENSATION—Employment Agreements, Severance and Change in Control Arrangements” above for a discussion of these arrangements.

Indemnification of Officers and Directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers that may be broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers. In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Purchases in Initial Public Offering

In our IPO, beneficial owners of more than 5% of our voting securities and their affiliates purchased an aggregate of 831,000 shares of our common stock at the IPO price of $14.00 per share. The following table sets forth the number of shares of our common stock purchased and the aggregate cash purchase price paid by each of these entities in our IPO.

Purchaser	Shares of Common Stock	Purchase Price
Brookside Capital Partners Fund, L.P.	350,000	$4,900,000
S.R. One, Limited	35,000	$490,000
Skyline Venture Partners Qualified Purchaser Fund IV, L.P.(1)	150,000	$2,100,000
Entities affiliated with Three Arch Partners(2)	207,000	$2,898,000
Entities affiliated with TVM Capital(3)	89,000	$1,246,000

(1)	John G. Freund, a member of our Board of Directors, is a Managing Member of Skyline Venture Management IV, LLC, which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund IV, L.P. Dr. Freund has provided notice of his resignation from our Board of Directors effective as of the close of business on June 11, 2015.
(2)	The purchase amounts disclosed on this line consist of the aggregate purchase amounts of Three Arch Associates III, L.P., Three Arch Partners III, L.P., Three Arch Associates IV, L.P. and Three Arch Partners IV, L.P. Wilfred E. Jaeger, a member of our board of directors, is a managing member of Three Arch Management III, L.L.C, the general partner of Three Arch Associates III, L.P. and Three Arch Partners III, L.P., and Three Arch Management IV, L.L.C, the general partner of Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P.

(3)	The purchase amounts disclosed on this line consist of the aggregate purchase amounts of TVM Life Science Ventures VI GMBH & Co. KG and TVM Life Science Ventures VI LP. Helmut M. Schühsler, a member of our Board of Directors, is a member of the investment committee of TVM Life Science Ventures VI Management Limited Partnership, the general partner of TVM Life Science Ventures VI GMBH & Co. KG and TVM Life Science Ventures VI LP.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

•	the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

•	the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

•	the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.

The policy provides that any related person transaction proposed to be entered into by us must be reported to our General Counsel and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of and audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by our compensation committee in the manner to be specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS CONCERT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2015

Concert’s stockholders are being asked to ratify the appointment by the audit committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has served as the company’s independent registered public accounting firm since 2007.

The audit committee is solely responsible for selecting Concert’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Concert and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

The following table summarizes the fees Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2014	2013
Audit Fees(1)	$325,000	$785,000
Audit-Related Fees	—	—
Tax Fees(2)	13,500	12,000
All Other Fees(3)	2,000	—

Total Fees	$340,500	$797,000

(1)	Audit fees for 2014 and 2013 consist of fees for the audit of our consolidated financial statements and the review of our interim financial statements. Audit fees for 2013 also includes fees for services associated with our IPO.
(2)	Tax fees consists of fees incurred for tax compliance and tax return preparation.
(3)	All Other Fees represents payment for access to the Ernst & Young LLP online accounting research database.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-approval Policy and Procedures

The audit committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the audit committee and approved prior to completion of the audit by the audit committee.

From time to time, our audit committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the audit committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the audit committee following such approval, management or the independent auditor shall report to the audit committee regarding each service actually provided to us pursuant to such pre-approval.

During our 2014 and 2013 fiscal years, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 31, 2015 by:

•	each of our directors and our director nominees;

•	each of our named executive officers;

•	all of our directors, our director nominees and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 31, 2015. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to community property laws, where applicable. The information is not necessarily indicative of beneficial ownership for any other purpose.

The percentage ownership calculations for beneficial ownership are based on 21,701,480 shares of common stock outstanding as of March 31, 2015. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Concert Pharmaceuticals, Inc., 99 Hayden Avenue, Suite 500, Lexington, Massachusetts 02421.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Entities affiliated with TVM Capital(1)	1,483,672	6.8%
Entities affiliated with GlaxoSmithKline(2)	1,356,533	6.3%
Skyline Venture Partners Qualified Purchaser Fund IV, L.P.(3)	1,208,920	5.6%
Entities affiliated with BVF, Inc.(4)	1,206,459	5.6%
Entities affiliated with Three Arch Partners(5)	1,138,854	5.2%

Executive Officers and Directors
Roger D. Tung, Ph.D.(6)	802,948	3.7%
Nancy Stuart(7)	195,436	*
Ryan Daws(8)	38,717	*
Richard H. Aldrich(9)	472,562	2.2%
Thomas G. Auchincloss(10)	2,083	*
Ronald W. Barrett, Ph.D.(11)	31,855	*
John G. Freund, M.D.(12)	1,208,920	5.6%
Peter Barton Hutt(13)	40,703	*
Wilfred E. Jaeger, M.D.(14)	1,138,854	5.2%
Helmut M. Schühsler, Ph.D.(15)	1,483,672	6.8%
Wendell Wierenga, Ph.D.(16)	24,260	*
All current executive officers and directors as a group (13 persons)(17)	5,591,921	25.1%

*	Represents beneficial ownership of less than 1% of our outstanding stock.

(1)	Consists of 1,104,969 shares of common stock held by TVM Life Science Ventures VI GMBH & Co. KG and 378,703 shares of common stock held by TVM Life Science Ventures VI LP. Alexandra Goll, Helmut Schühsler, Hubert Birner, Stefan Fischer and Axel Polack are members of the investment committee of TVM Life Science Ventures VI Management Limited Partnership, a special limited partner of TVM Life Science Ventures VI GMBH & Co. KG and TVM Life Science Ventures VI LP with voting and dispositive power over the shares held by those entities. TVM Life Science Venture VI Management Limited Partnership and these individuals each disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for each of the individuals and entities listed above is c/o TVM Capital GmbH, Maximilianstrasse 35, Entrance C, 80539 Munich, Germany.

(2)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015 by GlaxoSmithKline plc. Consists of 1,179,941 shares of common stock held by Glaxo Group Limited and 176,592 shares of common stock held by S.R. One, Limited, each of which is a wholly owned subsidiary of GlaxoSmithKline plc. The address of these entities is 980 Great West Road, Brentford, Middlesex, United Kingdom TW8 9GS.

(3)	Based on information set forth in a Schedule 13D filed with the Securities and Exchange Commission on February 17, 2015 by the following entities and individuals. John G. Freund and Yasunori Kaneko are the Managing Members of Skyline Venture Management IV, LLC, which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund IV, L.P., and as such Drs. Freund and Kaneko may be deemed to share voting and dispositive power with respect to all shares held by Skyline Venture Partners Qualified Purchaser Fund IV, L.P. Each of Drs. Freund and Kaneko disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for each of the individuals and entities listed above is 525 University Ave, Suite 610, Palo Alto, California 94301.

(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on September 12, 2014 by the following entities and individual. Consists of (i) 559,400 shares of common stock beneficially owned by Biotechnology Value Fund, L.P. (“BVF”), (ii) 289,828 shares of common stock beneficially owned by Biotechnology Value Fund II, L.P (“BVF2”), (iii) 155,990 shares of common stock beneficially owned by Investment 10, L.L.C. (“ILL10”) and (iv) 201,241 shares of common stock beneficially owned by MSI BVF SPV, LLC (“MSI”). BVF Partners L.P. (“Partners”) as the general partner of BVF and BVF2, and the investment adviser of each of ILL10 and MSI, may be deemed to beneficially own the 1,206,459 shares of common stock beneficially owned in the aggregate by BVF, BVF2, ILL10 and MSI. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 1,206,459 shares of common stock beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 1,206,459 shares of common stock beneficially owned by BVF Inc. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF2, ILL10 and MSI. The address for MSI is c/o Magnitude Capital, LLC, 601 Lexington Avenue, 59th Floor, New York, NY 10022 and the address for each of the other entities and for Mr. Lampert is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(5)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015 by the following entities and individuals. Consists of 557,126 shares of common stock held by Three Arch Partners IV, L.P., 540,375 shares of common stock held by Three Arch Partners III, L.P., 29,052 shares of common stock held by Three Arch Associates III, L.P. and 12,301 shares of common stock held by Three Arch Associates IV, L.P. The voting and dispositive decisions with respect to the shares held by Three Arch Associates III, L.P. and Three Arch Partners III, L.P., are made by the following managing members of their general partner, Three Arch Management III, L.L.C.: Mark Wan and Wilfred Jaeger, each of whom disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The voting and dispositive decisions with respect to the shares held by Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. are made by the following managing members of their general partner, Three Arch Management IV, L.L.C.: Mark Wan and Wilfred Jaeger, each of whom disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for the funds affiliated with Three Arch Partners is 3200 Alpine Road, Portola Valley, CA 94028.

(6)	In addition to shares of common stock held directly, includes 134,761 shares of common stock held by the Roger D. Tung 2011 GRAT, for which Dr. Tung is the sole trustee, 12,389 shares of common stock held by the RD Tung Irrevocable Trust, for which Dr. Tung’s wife is a co-trustee, and 13,274 shares of common stock held by the Tung Family Investment Trust, for which Dr. Tung is a co-trustee. Includes 152,707 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(7)	In addition to shares of common stock held directly, includes 185,436 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(8)	Consists of 38,717 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2015.

(9)	In addition to shares of common stock held directly, includes 61,946 shares of common stock held by Little Bear Associates, Inc., formerly known as RA Capital Associates, Inc., of which Mr. Aldrich is the sole stockholder, and 82,405 shares of common stock held by the Richard H. Aldrich Irrevocable Trust of 2011, for which Mr. Aldrich is a trustee and Mr. Aldrich’s minor children are beneficiaries. Mr. Aldrich disclaims beneficial ownership of such shares except to the extent of any pecuniary interesting therein. Includes 21,236 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(10)	Consists of 2,083 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(11)	Consists of 31,855 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(12)	Consists of the shares described in note (4) above. Dr. Freund is a Managing Member of Skyline Venture Management IV, LLC, which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund IV, L.P., and as such may be deemed to share voting and dispositive power with respect to all shares held by Skyline Venture Partners Qualified Purchaser Fund IV, L.P. Dr. Freund disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Dr. Freund has provided notice of his resignation from our Board of Directors effective upon the close of business on June 11, 2015. Dr. Freund’s address is 525 University Ave, Suite 610, Palo Alto, California 94301.

(13)	Includes 36,279 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(14)	Consists of the shares described in note (6) above. Dr. Jaeger is a managing member of Three Arch Management III, L.L.C, the general partner of Three Arch Associates III, L.P. and Three Arch Partners III, L.P., and Three Arch Management IV, L.L.C, the general partner of Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. Dr. Jaeger disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Dr. Jaeger’s address is 3200 Alpine Road, Portola Valley, CA 94028.

(15)	Consists of the shares described in note (2) above. Dr. Schühsler is a member of the investment committee of TVM Life Science Ventures VI Management Limited Partnership, the general partner of TVM Life Science Ventures VI GMBH & Co. KG and TVM Life Science Ventures VI LP, and as such Dr. Schühsler may be deemed to share voting and dispositive power with respect to all shares held by these entities Dr. Schühsler disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Dr. Schühsler’s address is c/o TVM Capital GmbH, Maximilianstrasse 35, Entrance C, 80539 Munich, Germany.

(16)	Includes 11,871 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

(17)	Includes 612,095 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of Concert common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in Concert’s securities required to be filed for 2014 by Section 16(a) under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of our independent registered public accounting firm, (3) the performance of our internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the Board of Directors.

Management is responsible for the preparation of Concert’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Concert’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Concert for the fiscal year ended December 31, 2014. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 16, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements of Concert be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS OF CONCERT

PHARMACEUTICALS, INC.

Thomas G. Auchincloss, Chairman

John G. Freund

Wilfred E. Jaeger

April 20, 2015

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500, Lexington, MA 02421 Attention: Investor Relations, telephone: 781-860-0045. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2016 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 29, 2015, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2016 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2016 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.

If a stockholder wishes to propose a nomination of persons for election to our Board of Directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2016 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 12, 2016 and no later than March 13, 2016.

Stockholder proposals should be addressed to Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500, Lexington, MA 02421 Attention: Corporate Secretary.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ Roger D. Tung
Roger D. Tung
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com
CONCERT PHARMACEUTICALS, INC. 99 HAYDEN AVENUE, SUITE 500 LEXINGTON, MA 02421	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89862-P59070	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONCERT PHARMACEUTICALS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of three class I directors to serve until the 2018 annual meeting of stockholders.		☐	☐	☐

Nominees:

01) Peter Barton Hutt
02) Wilfred E. Jaeger
03) Roger D. Tung

The Board of Directors recommends you vote FOR the following proposal:								For Against Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.							☐ ☐ ☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed in item 1 and FOR item 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M89863-P59070

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF CONCERT PHARMACEUTICALS, INC.

June 11, 2015

The stockholder(s) hereby appoint(s) Roger D. Tung, Ryan Daws and Robert Silverman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Concert Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Time, on June 11, 2015 at the Offices of the Company, 99 Hayden Avenue, Suite 500, Lexington, MA 02421, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side